Exhibit 10.35

EMPLOYMENT AGREEMENT
Fifth Amendment

FIFTH AMENDMENT, dated as of October 8, 2012 (“Fifth Amendment”) to the EMPLOYMENT AGREEMENT, dated as of January 7, 2008, and previously amended as of June 4, 2008, January 1, 2010, September 1, 2010, and January 7, 2011 between Advance Auto Parts, Inc. (“Advance” or the “Company”), a Delaware corporation, and Darren R. Jackson (the “Executive”) (the “Agreement”).

The Company and the Executive agree as follows:

1.    Amendment of Section 1 of the Agreement. Effective January 7, 2013, Section 1 of the Agreement is hereby amended by revising the second paragraph thereof to read as follows:

“The term of Executive's employment by the Company pursuant to this Fifth Amendment to the Agreement shall commence on January 7, 2013 (“Commencement Date”) and shall end on the day prior to the first anniversary of the Commencement Date, unless sooner terminated under the provisions of Paragraph 4 below (“Employment Term”); provided, however, that commencing on the first anniversary of the Commencement Date (“Anniversary Date”) the Employment Term shall be automatically extended for an additional period of one year unless, not later than 90 days prior to the Anniversary Date, either party shall have given notice to the other that it does not wish to extend the Employment Term, in which case the Employment Term shall end on the day prior to the Anniversary Date; and on each Anniversary Date thereafter the Employment Term shall be automatically extended for an additional period of one year unless, not later than 90 days prior to such Anniversary Date, either party shall have given notice to the other that it does not wish to extend the Employment Term, in which case the Employment Term shall end 90 days following such notice.”
2.    Amendment of Section 3 of the Agreement. Effective January 7, 2013, Section 3 of the Agreement is hereby amended by redesignating the current Subsection 3(e) as 3(d) and the current Subsection 3(f) as 3(e) and by inserting a new Subsection 3(c), which shall read its entirety as follows:
“(c) Incentive Compensation Clawback.    Any compensation provided by the Company to the Executive, excepting only compensation pursuant to Section 3(a) above, shall be subject to the Company's Incentive Compensation Clawback Policy as such policy shall be adopted, and from time to time amended, by the Board or the Compensation Committee.”
3.     Amendment of Section 4(f)(v) of the Agreement. Effective January 7, 2013, Section 4(f)(v) of the Agreement is hereby amended by amending the language thereof to read in its entirety as follows:

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“(v)     IRC 280G “Net-Best”. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (A) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), and (B) the reduction of the amounts payable to Executive to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide Executive with a greater after tax amount than if such amounts were not reduced, then the amounts payable to Executive shall be reduced (but not below zero) to the Safe Harbor Cap. If the reduction of the amounts payable would not result in a greater after tax result to Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.
(A) Reduction of Payments. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first cash amounts payable under this Agreement (in contrast to benefit amounts), and applying any reduction to amounts payable in the following order: (A) first, any cash amounts payable to Executive as a Termination Payment or Change in Control Termination Payment under this Agreement, as applicable; (B) second, any cash amounts payable by Company for Outplacement Services on behalf of Executive under the terms of this Agreement; (C) third, any amounts payable by Company on behalf of Executive under the terms of this Agreement for continued Medical Coverage; (D) fourth, any other cash amounts payable by Company to or on behalf of Executive under the terms of this Agreement: (E) fifth, outstanding performance-based equity grants to the extent that any such grants would be subject to the Excise Tax; and (F) finally, any time-vesting equity grants to the extent that any such grants would be subject to the Excise Tax.
(B) Determinations by Accounting Firm. All determinations required to be made under this Section 4(f)(v) shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (A) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (B) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (C) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm reasonably acceptable to Executive to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If Payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by Executive without a reduction in Payments, the Accounting Firm shall provide a written opinion to Executive to the effect that the Executive is not required to report any Excise Tax on the Executive's federal income tax return, and that the failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in paragraph 4(g)(iii) below).

(C) Excess Payment/Underpayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive, which are in excess of the limitations provided in this Section (referred to hereinafter as an “Excess Payment”), Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive's receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate, to the extent the Executive's reasonable expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to paragraph 4(f)(v)(A) and the value of stock options is subsequently re-determined by the Accounting Firm (as defined below) within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of paragraph 4(f)(v)(A) up to the Safe Harbor Cap.
4.     Amendment of Section 4(h) of the Agreement. Effective January 7, 2013, Section 4(h) of the Agreement is hereby amended by amending the language thereof to read in its entirety as follows:
“(h)    Compliance With Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision; provided however that in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A. To the extent that any amount payable pursuant to Subsections 4(b), (d)(i), (d)(iii) or (f) constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, if on the date of the Executive's “separation from service,” as such term is defined in Treas. Reg. Section 1.409A-1(h)(1), from the Company (his “Separation from Service”), the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive earlier than the earlier of (i) six (6) months after the Executive's Separation from Service; or (ii) the date of his death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive's death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Section 4. To the extent any 409A Payment is conditioned on the Executive (or his legal representative) executing a release of claims, which 409A Payment would be made in a later taxable year of the Executive than the taxable year in which his Separation from Service occurs if such release were executed and delivered and became irrevocable at the last possible date allowed under this Agreement, such 409A Payment will be paid no earlier than such later taxable year. In applying Section 409A to compensation paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. The Executive hereby acknowledges that he has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Executive of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Code Section 409A and applicable State tax law. Executive hereby agrees to bear the entire risk of any such adverse federal and State tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Code Section 409A, and that no representations have been made to the Executive relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable State income tax laws.”
5.     Amendment of Section 21 of the Agreement. Effective January 7, 2013, Section 21 of the Agreement is hereby amended by amending the language thereof to read in its entirety as follows:
“21.    Accelerated Vesting of Equity Awards Upon Change In Control. In the event of a Change in Control as defined hereinabove, the restrictions and deferral limitations applicable to any Option, SAR, Restricted Stock, Performance Unit, Deferred Stock Unit, Dividend Equivalent or any Other Stock Unit Awards (collectively “Awards”) as such Awards are defined in the 2004 LTIP (or any applicable successor plan of the Company), granted to the Executive shall be subject to such provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant.”
6.     Full Force and Effect. Except for those terms and provisions amended herein, all other terms and conditions in the Agreement shall remain unchanged and in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Executive have executed this Fifth Amendment to the Agreement as of the date first written above.

Advance Auto Parts, Inc.
By:___________________________(SEAL)
Print Name:__________________________ Title:________________________________ Address:_____________________________ _____________________________________

Executive
Print Name: Darren R. Jackson Signature:____________________________ Address:

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